EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-00949) of Terex Corporation of our report dated June 28, 2007 relating to the statement of net assets available for benefits at December 31, 2006 of the Terex Corporation and Affiliates' 401(k) Retirement Savings Plan, which appears in this Form 11-K.

PricewaterhouseCoopers LLP

Stamford, Connecticut

June 27, 2008